EXHIBIT 99
                          PRESS RELEASE

   IFG BOARD DECLARES REGULAR 15-CENT DIVIDEND AND AUTHORIZES
               EXTENSION OF SHARE REPURCHASE PLAN

       MINNEAPOLIS, August 7, 1996 -- Inter-Regional Financial Group, Inc. (NYSE: IFG), parent company of regional broker-dealers Dain Bosworth Incorporated, Minneapolis, and Rauscher Pierce Refsnes, Inc., Dallas, today announced that its board of directors has declared a regular quarterly cash dividend of 15 cents per share of common stock and authorized the repurchase of up to 100,000 additional shares of common stock through IFG's repurchase program.

      The 15-cent per-share quarterly dividend will be payable on September 4, 1996 to shareholders of record at the close of business on August 21, 1996. IFG has 12,158,563 million shares of common stock outstanding.

      The repurchase program, initiated in April 1994, allows IFG to purchase shares of its common stock from time to time at prevailing prices on the open market, by block purchases, or in privately negotiated transactions. Repurchased shares are used for IFG's employee stock bonus or benefit plans, or for other corporate purposes.

       Irving Weiser, chairman and chief executive officer, said, "Given that the first half of 1996 was the best six-month period in IFG's history in terms of net earnings and net revenues, we are pleased to maintain our strong dividend payout to our shareholders. We also believe that the flexibility to extend our share repurchase program continues to be in the best interest of IFG shareholders." The closing price of IFG stock on August 5, 1996 was $24.25 per share, 6.2 times trailing four quarters of net earnings and 1.2 times current book value.

       Inter-Regional Financial Group is one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers, Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc., serve individual, institutional, corporate and governmental clients, predominantly in the western half of the United States. IFG also is the parent company of the Regional Operations Group, Inc., a brokerage operations and technology services subsidiary, and IFG Asset Management Services, Inc., which provides financial services to IFG broker-dealers, and which, through Insight Investment Management, manages the Great Hall funds and other institutional fixed income accounts. The company's common stock is traded on the New York Stock Exchange under the symbol IFG.

CONTACT: Lori Weiman (612) 371-2934